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EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-4, No. 333-97977) and related joint proxy statement/prospectus of Veeco Instruments Inc. for the registration of 50,000,000 shares of its common stock, and to the incorporation by reference therein of our report dated February 7, 2002, with respect to the consolidated financial statements and schedule of Veeco Instruments Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

Melville, New York November 6, 2002	By:	/s/ ERNST & YOUNG LLP

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CONSENT OF INDEPENDENT AUDITORS